UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2011
EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (678) 281-2020
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
On June 30, 2011 Ebix, Inc. (or the “Company”) issued a press release announcing announced that its Board of Directors had unanimously approved an increase to the Company’s share repurchase program from $45 million to $100 million. The Board also authorized the Company to possibly complete these share repurchases over the next twelve months, and that they be funded by the Company’s operating cash flows.
In that same press release the Company also reported that since January 1, 2011 and through June 29, 2011 it had bought back 1.31 million shares of common stock for aggregate consideration in the amount of $26.2 million and at an overall average of $20.02 per share.
Furthermore from June 30 through July 5, 2011 the Company repurchased an additional 414,000 shares for $7.9 million, resulting in cumulative 2011 year-to-date share repurchases amounting to 1.72 million shares for aggregated consideration of $34.1 million. All share repurchases were and will continue to be done in accordance with Rule 10b-18 of the Securities Exchange Act of 1934 as to the timing, pricing, and volume of such transactions.
A copy of the related press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01	Exhibits

Exhibits
99.1	Press release, dated June 30, 2011, issued by Ebix, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Robert Kerris Robert Kerris
Chief Financial Officer
and Corporate Secretary
July 6, 2011